Exhibit 10(vi)

NORTHERN TRUST CORPORATION

SUPPLEMENTAL EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2008)

The Supplemental Employee Stock Ownership Plan for Employees of The Northern Trust Company, was initially adopted effective September 1, 1989, restated effective September 1, 1989, again restated effective February 19, 1991 and further amended and restated effective January 1, 1996 and May 1, 1996 (the “Restated Supplemental ESOP”). Effective as of July 20, 1999, the assets and obligations of the Restated Supplemental ESOP were transferred by The Northern Trust Company to its parent corporation, Northern Trust Corporation and from and after such date the Northern Trust Corporation became the sponsor of the Restated Supplemental ESOP. Northern Trust Corporation further amended and restated the Restated Supplemental ESOP effective July 20, 1999 to reflect the transfer of the assets and obligations thereof to Northern Trust Corporation and certain other changes. At that time, the Restated Supplemental ESOP was designated as the “Northern Trust Corporation Supplemental Employee Stock Ownership Plan.”

Northern Trust Corporation now hereby further amends and restates the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, generally effective January 1, 2008 (with such other effective dates as are noted herein) to comply with various changes in applicable law, including the American Jobs Creation Act of 2004, and to make certain other changes.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1	“Beneficiary” means any person eligible to receive a death benefit under the Plan as designated by the Participant, in the event of death of the Participant, subject to Section 5.1(c).

1.2	“Board” means the Board of Directors of the Corporation.

1.3	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Northern Trust Corporation (the “Corporation”) (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)	The election to the Board of Directors of the Corporation, without the recommendation or approval of two thirds of the incumbent Board of Directors of the Corporation, of the lesser of (i) three directors; or (ii) directors constituting a majority of the number of directors of the Corporation then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation will not be considered as incumbent members of the Board of Directors of the Corporation for purposes of this section; or

(c)	There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or

(d)	The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

For purposes of this Section 1.3 and Section 1.15 (where applicable) the following definitions shall apply:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a Form 13-G; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

In accordance with the Qualified Plan, each Participant or Inactive Participant who is an Employee on the date a Change in Control occurs shall be 100 percent vested in the adjusted balance of his or her Supplemental ESOP Account.

1.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

1.5	“Committee” means the Employee Benefit Administrative Committee of the Company, as constituted from time to time, which has the responsibility for administering the Qualified Plan and/or the Qualified Thrift-Incentive Plan.

1.6	“Company” means The Northern Trust Company, an Illinois banking corporation; the Corporation; and such subsidiaries and affiliates of the Corporation as shall adopt the Plan.

1.7	“Company Stock” means any qualifying employer security within the meaning of Section 4975(e)(8) of the Code and Section 407(d)(1) of the Employee Retirement Income Security Act of 1974 and regulations thereunder.

1.8	“Corporation” means Northern Trust Corporation, a Delaware corporation, and to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Corporation, or a transfer of sale of substantially all of the assets of the Corporation.

1.9	“EBIC” means the Employee Benefit Investment Committee of the Company, as constituted from time to time, which has responsibility for overseeing the investment of the assets attributable to the Plan.

1.10	“409A Amount” means the portion of the Supplemental ESOP Account of a Participant that is deferred in a taxable year beginning after December 31, 2004, as determined in accordance with Code Section 409A and applicable regulations and other guidance promulgated thereunder, and earnings attributable thereto. An amount is considered deferred on or before December 31, 2004 if on or before that date the Participant had a legally binding right to be paid the amount and the right to the amount was earned and vested.

1.11	“Key Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i). The Company’s Key Employees shall be identified annually pursuant to Section 5.3.

1.12	“Participant” means any employee of the Company who was a participant in the Qualified Plan prior to January 1, 2005, as described in Section 2.1 of the Plan, and with respect to whom contributions were made under the Plan for any Plan Year that ended on or before December 31, 2004; provided, however, that no additional employees of the Company shall become Participants in the Plan after December 31, 2004.

1.13	“Plan” means the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, as amended from time to time.

1.14	“Plan Year” means the calendar year.

1.15	A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	The Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(b)	The Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(c)	Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates); or

(d)	The Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

1.16	“Qualified Plan” means the Northern Trust Employee Stock Ownership Plan, as amended and restated effective January 1, 2002, and as further amended from time to time, and each predecessor, successor or replacement employee stock ownership plan, as such Qualified Plan existed immediately prior to its merger into the Qualified Thrift-Incentive Plan, effective January 1, 2005.

1.17	“Qualified Plan Company Stock Account” means the account established for a Participant under the Qualified Plan and known as the Company Stock Account, including, if applicable, any Qualified Plan Company Stock Account maintained for a Participant in the Qualified Thrift-Incentive Plan as a result of the merger of the Qualified Plan into the Qualified Thrift-Incentive Plan effective January 1, 2005.

1.18	“Qualified Thrift-Incentive Plan” means The Northern Trust Company Thrift-Incentive Plan as amended and restated effective January 1, 2005, and each predecessor, successor or replacement employees’ cash or deferred arrangement.

1.19	“Related Company” means any person with whom the Company is considered to be a single employer under Section 414(b) of the Code and all persons with whom the Company would be considered a single employer under Code Section 414(c), substituting “50%” for the “80%” standard that would otherwise apply.

1.20	“Section 415 Limits” means the limit imposed by Section 415 of the Code, or any successor section, on aggregate annual additions in any Plan Year to the accounts of a Participant under the Qualified Plan and Qualified Thrift-Incentive Plan, and the limits imposed by Section 415(c)(6) of the Code, or any successor section, on the Qualified Plan.

1.21	“Separation from Service” means that a Participant dies, retires or otherwise has a termination of employment with the Company. A termination of employment will be deemed to occur when the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Company after a certain date will permanently decrease to less than 50 percent of the average level of bona fide services performed by the Participant for the Company in the immediately preceding 36 months (or the full period of the Participant’s services to the Company if the Participant has been providing services to the Company for less than 36 months.) The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. Section 409(A)-1(h)) but (a) only if there is a reasonable expectation that the Participant will return to active employment status, and (b) only to the extent that such leave of absence does not exceed 6 months, or if longer, for so long as the Participant has a statutory or contractual right to reemployment. For purposes of this Section 1.21, references to the Company shall include the Company and all Related Companies.

1.22	“Supplemental ESOP Account” means the account maintained under the Plan for each Participant who receives Supplemental ESOP Allocations under the Plan (and earnings thereon); provided, however, that no Supplemental ESOP Allocation shall be made to the Supplemental ESOP Account of any Participant for any Plan Year that begins on or after January 1, 2005.

1.23	“Supplemental ESOP Allocation” means the amount allocated for the benefit of a Participant under and in accordance with the terms of Section 3.1 of the Plan in any Plan Year; provided, however, that no Supplemental ESOP Allocation shall be made to the Supplemental ESOP Account of any Participant for any Plan Year that begins on or after January 1, 2005.

1.24	“Supplemental Matching Contribution Account” means the account maintained under the Supplemental Thrift-Incentive Plan for a Participant that is credited with Supplemental Matching Contributions contributed under such plan.

1.25	Except as otherwise expressly provided herein, all words and phrases in the Qualified Plan shall have the same meaning in the Plan.

ARTICLE II

ELIGIBILITY

2.1	Participant. An employee of the Company who is eligible in any Plan Year to receive an allocation of Company Stock to his Company Stock Account under the Qualified Plan, the total amount of which is reduced by reason of the application of the limitation on contributions imposed by Section 401(a)(17) or Section 415 of the Code, as in effect on any date for allocation of such shares, or as in effect at any time thereafter, on the Qualified Plan, shall be a Participant in the Plan for such Plan Year; provided, however, that no additional employees of the Company shall become Participants in the Plan after December 31, 2004.

ARTICLE III

SUPPLEMENTAL ALLOCATIONS

3.1	Supplemental ESOP Allocations. The Supplemental ESOP Allocation to be made for the benefit of a Participant for any Plan Year shall be an amount equal to (a) the closing price of a share of Company Stock on the NASDAQ Stock Market on the last trading day of such Plan Year, times (b) the difference between (i) and (ii) below:

(i)	The number of shares of Company Stock that would have been allocated to the Qualified Plan Company Stock Account of the Participant for the Plan Year, without giving effect to the Section 415 Limits or to the limitations imposed by Section 401 (a) (17) of the Code on the Qualified Plan;

(ii)	The number of shares of Company Stock actually allocated to the Qualified Plan Company Stock Account of the Participant for the Plan Year.

Supplemental ESOP Allocations made for the benefit of a Participant for any Plan Year shall be allocated to a Supplemental ESOP Account maintained under the Plan in the name of such Participant as of the last day of such Plan Year. Anything in the Plan to the contrary notwithstanding, no Supplemental ESOP Allocation shall be made to the Supplemental ESOP Account of any Participant for any Plan Year that begins on or after January 1, 2005.

3.2	Vesting. Each Participant shall vest in the balance of his Supplemental ESOP Account in accordance with the vesting schedule set forth in the Qualified Plan (or in the Qualified Thrift-Incentive Plan, for any Plan Year that begins on or after January 1, 2005) applicable to the undistributed balance of his Qualified Plan Company Stock Account.

ARTICLE IV

INVESTMENT OF SUPPLEMENTAL ALLOCATIONS

4.1	Investments. The Corporation may cause amounts allocated hereunder to the Supplemental ESOP Accounts of Participants to be contributed to a trust (“Trust”) designated for such purpose by the Corporation. Amounts allocated hereunder to the Supplemental ESOP Account of a Participant shall be invested in the same manner as such Participant has elected under the Northern Trust Corporation Supplemental Thrift-Incentive Plan. EBIC shall from time to time determine the investment media to which such elections shall apply.

4.2	Effect of Change in Control. Notwithstanding anything in this Plan to the contrary, for a period of two years after the date of an occurrence of a Change in Control, the Corporation shall not eliminate any of the investment elections and choices in effect immediately prior to the Change in Control and shall not decrease the frequency with which Participants may change such investment elections. Notwithstanding the foregoing, in the event that an investment election is discontinued by its sponsor and therefore becomes unavailable to Participants, the Corporation shall provide a substitute election with substantially similar investment objectives and policies.

4.3	Valuation of Supplemental ESOP Accounts. Participants’ Supplemental ESOP Accounts shall be valued no less frequently than monthly.

ARTICLE V

DISTRIBUTIONS AND

LIMITS ON DISTRIBUTIONS

5.1	Distribution.

(a)	Subject to Section 5.2, the vested adjusted balance of a Participant’s Supplemental ESOP Account, including gains and losses attributable to investments made pursuant to Section 4.1, shall be distributed to or with respect to the Participant in one lump sum, in cash, within 90 days after the date the Participant incurs a Separation from Service. The Participant shall have no right to designate the taxable year of such distribution.

Any unvested portion of a Participant’s Supplemental ESOP Account shall be forfeited and retained by the Company.

(b)

An amount that would otherwise be paid from the Supplemental ESOP Account of a Participant in a given Plan Year may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). Amounts not paid as a result of the above limitation shall be paid in the earlier of (i) the Company’s first taxable year in which the Company reasonably anticipates that if the payment is made during such year the deduction of such payment will not be barred by application of Section 162(m), or (ii) the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Participant incurs a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

(c)	If a Participant dies before a complete distribution of his Supplemental ESOP Account has been made to him, the vested adjusted balance of such Participant’s Supplemental ESOP Account, including gains or losses attributable to investments made pursuant to Section 4.1, shall be distributed in one lump sum, in cash, to the Beneficiary last designated by the Participant in a writing delivered to the Committee prior to his death. The Beneficiary designated by the Participant under this Plan must be the same beneficiary designated by the Participant under the Northern Trust Corporation Supplemental Thrift-Incentive Plan. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, the vested adjusted balance of such Participant’s Supplemental ESOP Account shall be distributed to those persons entitled to receive distribution of the Participant’s accounts under the Qualified Thrift-Incentive Plan.

5.2	Limits on Distributions to Key Employees. Anything in the Plan to the contrary notwithstanding, if, as of the date a Participant incurs a Separation from Service, the Participant is a Key Employee, any distribution of a 409A Amount to such Participant due to such Separation from Service that would otherwise be made during the six months following such Separation from Service shall be made six months and one day following such Separation from Service.

5.3	Annual Identification of Key Employees. The Specified Employee Identification Date, as defined in Treas. Reg. §1.409A-1(i)(3), to be used in determining Key Employees of the Company shall be September 30 of any Plan Year. The January 1 of the Plan Year next following that Plan Year shall be the Specified Employee Effective Date, as defined in Treas. Reg. §1.409A-1(i)(4), for Participants identified as Key Employees on the immediately preceding Specified Employee Identification Date. Participants identified as Key Employees on a Specified Employee Identification Date (September 30) shall be treated as Key Employees under the Plan for the 12-month period beginning on the Specified Employee Effective Date (January 1) next following such Specified Employee Identification Date.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1	Administration by the Committee. Except as otherwise provided in Section 4.1, the Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee shall have discretion to interpret and construe the provisions of the Plan.

6.2	General Powers of Administration. All provisions set forth in the Qualified Thrift-Incentive Plan) with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Committee and EBIC shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee or EBIC with respect to the Plan.

6.3	Terms Include Authorized Delegates. Where appropriate, the term “Company”, “Corporation”, “Committee” or “EBIC” as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company, the Corporation, the Committee or EBIC, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company, the Corporation, the Committee or EBIC, or may be an unrelated third party individual or organization.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1	Amendment or Termination. The Corporation intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole discretion of the Corporation, such amendment or termination is advisable.

(a)	Any such termination shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any such amendment shall be made in accordance with the following:

(i)	material amendments to the Plan (including any extraordinary amendment related to an acquisition or divestiture by the Company) shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(A) non-material or administrative amendments to the Plan (including any amendment pursuant to guidelines established by the Compensation and Benefits Committee of the Board related to an acquisition or divestiture by the Company) or (B) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).

(c)	Notwithstanding the foregoing, (i) for a period of two years after the date of an occurrence of a Change in Control or (ii) in the event of a Potential Change in Control and for a period of six (6) months following the Potential Change in Control, neither the Compensation and Benefits Committee of the Board nor the Board may terminate or amend this Plan and neither the Chief Executive Officer of the Corporation nor the Executive Vice President and Human Resources Department Head of the Corporation (or either of their designees) may amend this Plan in a manner that adversely affects the rights of any Participant of the Plan.

In addition, after the date of the occurrence of a Change in Control, no amendment of Section 5.1 of the Plan shall be effective with respect to any Participant who is a Participant as of the occurrence of a Change in Control without the consent of such Participant.

7.2

Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Supplemental ESOP Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in a Participant’s Supplemental ESOP Account shall be made to him or his Beneficiary in the manner and at the time described in Section 5.1 of the Plan. No additional Supplemental ESOP Allocations shall be made to the Supplemental ESOP Account of any Participant after termination of the Plan.

7.3	Amendments Necessary to Satisfy Code Section 409A. Anything in the preceding Sections 7.1 or 7.2 or elsewhere in the Plan to the contrary notwithstanding:

(a)	the Plan may be amended in any manner necessary to ensure that the Plan complies in all applicable respects with Code Section 409A; and

(b)	the Plan may not be amended in any manner that would cause the Plan to fail to comply in any applicable respect with Code Section 409A.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Participant’s Rights Unsecured. If and to the extent amounts allocated hereunder to the Supplemental ESOP Accounts of Participants are contributed to the Trust described in Section 4.1, benefits under the Plan shall be payable pursuant to the Trust Agreement. Pursuant to the Trust Agreement, all assets held thereunder shall remain subject to the general creditors of the Corporation and the Company. The Plan at all times shall be entirely unfunded and, except as otherwise set forth herein, no provision shall at any time be made with respect to segregating any assets of the Corporation or the Company for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Corporation or the Company by reason of the right to receive a benefit under the Plan and Trust Agreement and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Corporation and the Company with respect to any rights under the Plan and Trust Agreement.

8.2	General Conditions. Except as otherwise expressly provided herein for any Plan Year that began prior to January 1, 2005, all terms and conditions of the Qualified Plan applicable to allocations of Company Stock under the Qualified Plan shall also be applicable to a Supplemental ESOP Allocation made hereunder. Any allocation of Company Stock or dividends to be made under the Qualified Plan shall be made solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Corporation, the Company or any other person or entity that the assets of the Corporation or the Company will be sufficient to pay any benefit hereunder.

8.4	No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Corporation or the Company.

8.5	Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.6	Applicable Law. The Plan shall be construed and administered under the laws of the State of Illinois to the extent not inconsistent with the Employee Retirement Income Security Act of 1974, as amended.

8.7	Incapacity of Recipient. If any benefit under the Plan shall be payable to a minor or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable to properly manage his affairs, such benefit shall be paid in such of the following ways as the Committee deems best: (a) to the person directly; (b) in the case of a minor, to a custodian under any Uniform Gift to Minors Act for the person; or (c) to the person’s spouse, adult child or blood relative. Any benefit so paid shall be a complete discharge of any liability of the Corporation, the Company and Plan therefor.

8.8	Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation or by the merger or consolidation of the Corporation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan, subject to the provisions of Section 7.1. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Sections 7.1 and 7.2.

8.9	Unclaimed Benefit. Each Participant shall keep the Committee informed of his current address and the current address of his designated Beneficiary. None of the Corporation, the Company or the Committee shall be obligated to search for the whereabouts of any person. If the Committee is unable to locate the Participant or any Beneficiary of the Participant, then none of the Corporation, the Company or the Plan shall have any further obligation to pay any benefit hereunder to such Participant or Beneficiary and such benefit shall be forfeited; provided, however, that if the Participant or Beneficiary makes a valid claim for any benefit that has been forfeited, the forfeited benefit shall be reinstated.

8.10	Electronic or Telephonic Notices. Any election, notice, direction or other such action required or permitted to be made in writing under the Plan may also be made electronically, telephonically or otherwise, to the extent then permitted by applicable law and the administrative rules prescribed by the Committee.

8.11	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Corporation, the Company, any member of the Committee, any member of EBIC, or any individual acting as an employee or agent of the Corporation, the Company, the Committee or EBIC shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.12	Gender; Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

8.13	Compliance with Code Section 409A. The Plan is intended to comply in all applicable respects with the requirements of Code Section 409A and shall be construed and administered so as to comply with that Code section.

IN WITNESS WHEREOF, Northern Trust Corporation has caused this amendment and restatement of the Plan to be executed on its behalf by its duly authorized officer this 11th day of December, 2007, effective January 1, 2008 (or as of such other dates as are noted herein).

NORTHERN TRUST CORPORATION

By:	/s/Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and
Human Resources Department Head

SUPPLEMENT #1

Special 2005 Termination of Participation for Specified Employees

This Supplement #1 to the Northern Trust Corporation Supplemental Employee Stock Ownership Plan, as amended and restated effective January 1, 2008 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with this Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #1.

1.	Effective Date. January 1, 2005.

2.	Application. This Supplement #1 shall apply to any Participant who would be considered a “specified employee” as defined in proposed regulation section 1.409A-1(i) issued by the U.S. Treasury Department and the Internal Revenue Service; who terminates employment for any reason on or after the Effective Date of this Supplement #1 and on or before October 31, 2005 (individually, a “2005 Specified Employee Participant” and, collectively, the “2005 Specified Employee Participants”).

3.	Special Provision. The following special provision shall apply to the 2005 Specified Employee Participants:

Special 2005 Termination of Participation: Pursuant to and in accordance with Notice 2005-1 and proposed regulations under Code section 409A issued by the U.S. Treasury Department and the Internal Revenue Service, each 2005 Specified Employee Participant shall be considered to have terminated participation in the Plan with respect to any amounts that would otherwise be subject to Code section 409A, effective as of the date such 2005 Specified Employee Participant terminated employment with the Company. Anything in the Plan to the contrary notwithstanding, such amounts shall be distributed in a lump sum distribution to such 2005 Specified Employee Participant no later than December 31, 2005, or the date such amounts become vested, if later.

6.	Limitations on Supplement. Nothing in this Supplement #1 shall be construed to provide any 2005 Specified Employee Participant with any rights or benefits under the Plan other than those described in Paragraph 3 above.